                                     Press Release
Cambridge, Mass. – Apr. 24, 2024

Biogen reports first quarter 2024 GAAP EPS growth of 1% and Non-GAAP EPS growth of 8%
First quarter revenue $2.3 billion; GAAP diluted EPS $2.70; Non-GAAP diluted EPS $3.67

First quarter product revenue decreased 3% and total revenue decreased 7%, while GAAP operating income grew 10% and Non-GAAP operating income grew 24%; meaningful improvement in both gross and operating margins due to Fit for Growth program and R&D prioritization
LEQEMBI launch uptake accelerated with first quarter global in-market sales of approximately $19 million, nearly triple the fourth quarter of 2023, and patients on therapy increasing nearly 2.5 times since the end of 2023. Significant increase in new patient starts observed in March which contributed over 20% of cumulative patients now on LEQEMBI.

SKYCLARYS first quarter global revenue of $78 million with patient identification and access progressing in the U.S. and E.U. launch now successfully underway
ZURZUVAE launch shows encouraging early trends

SPINRAZA grew 1% in the U.S. with timing of shipments and increased competition impacting first quarter revenue comparisons outside the U.S.

Reaffirming full year 2024 financial guidance: Non-GAAP EPS of $15.00 to $16.00, representing EPS growth of approximately 5% versus 2023 at the mid-point
•Continue to expect total revenue to decline by a low- to mid-single digit percentage vs. 2023 and expect core pharmaceutical revenue (product revenue + LEQEMBI) to be flat vs. 2023
•Continue to expect operating income to grow low-double digit percentage vs. 2023 with expected mid-single digit percentage point operating margin improvement
Biogen Inc. (NASDAQ: BIIB) today reported first quarter 2024 financial results. Commenting on the quarter, President and Chief Executive Officer Christopher A. Viehbacher said:

“We are starting 2024 with an increase in earnings per share and solid execution across our new product launches along with the realization of meaningful cost savings and margin improvement. We see momentum building at a steady pace for LEQEMBI. In particular, we were encouraged that LEQEMBI in-market revenue for the first quarter nearly tripled sequentially and we saw a significant build in month-to-month new patient starts in the first quarter. As the launch progresses and infrastructure develops, we continue to believe in the potential longer-term commercial opportunity in Alzheimer’s disease. In rare disease, the U.S. launch of SKYCLARYS is advancing well and with the E.U. launch underway, we are beginning to realize the value of the Reata transaction. The uptake of ZURZUVAE in postpartum depression and QALSODY in SOD-1 ALS, two areas of significant unmet need, has also been encouraging. With a renewed culture focused on purpose and performance, we are advancing toward our goal of returning to sustainable growth while creating enhanced value for patients and our shareholders."
Financial Highlights

	Q1 '24	Q1 '23	△	r (CC*)
Total Revenue (in millions)	$2,290	$2,463	(7)%	(7)%
GAAP diluted EPS	$2.70	$2.67	1%	—%
Non-GAAP diluted EPS	$3.67	$3.40	8%	—%

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period.
* Percentage changes in revenue growth at constant currency (CC) are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

A reconciliation of GAAP to Non-GAAP financial measures can be found in Table 4 at the end of this news release.
Revenue Summary

(in millions)	Q1 '24	Q1 '23	△	r (CC*)
Multiple sclerosis (MS) product revenue(1)	$1,076	$1,125	(4)%	(4)%
Rare disease revenue(2)	$424	$443	(4)%	(4)%
Biosimilars revenue	$197	$192	2%	2%
Other product revenue(3)	$15	$2	538%	542%
Total product revenue	$1,712	$1,763	(3)%	(3)%
Revenue from anti-CD20 therapeutic programs	$394	$399	(1)%	(1)%
Contract manufacturing, royalty and other revenue	$185	$300	(39)%	(40)%
Total revenue	$2,290	$2,463	(7)%	(7)%

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period. Numbers may not foot or recalculate due to rounding.
(1) Multiple sclerosis includes TECFIDERA®, VUMERITY®, AVONEX®, PLEGRIDY®, TYSABRI® and FAMPYRA™.
(2) Rare disease includes SPINRAZA®, QALSODY® and SKYCLARYS®.
(3) Other includes ADUHELM®, FUMADERM™ and ZURZUVAE™.
•First quarter 2024 ZURZUVAE revenue was approximately $12 million.
Expense Summary

(in millions)	Q1 '24	Q1 '23	△
GAAP cost of sales*	$542	$663	18%
% of Total Revenue	24%	27%
Non-GAAP cost of sales*	$500	$663	25%
% of Total Revenue	22%	27%
GAAP R&D expense	$453	$571	21%
Non-GAAP R&D expense	$447	$571	22%
GAAP SG&A expense	$582	$605	4%
Non-GAAP SG&A expense	$569	$603	6%

Note: Percent changes represented as favorable/(unfavorable) versus the prior year period
* Excluding amortization and impairment of acquired intangible assets

•There were no idle capacity charges in the first quarter of 2024. First quarter 2023 GAAP and Non-GAAP cost of sales includes approximately $45 million of idle capacity charges. The decrease in first quarter 2024 GAAP and Non-GAAP cost of sales as a percentage of total revenue was driven primarily by product mix, particularly the year-over-year increase in revenue from new product launches and decrease in contract manufacturing revenue, as well as less idle capacity charges.

•In the first quarter 2024 as compared to the first quarter of 2023, the decrease in GAAP R&D and SG&A expense of approximately $118 million and $24 million, respectively, and the decrease in Non-GAAP R&D and SG&A expense of approximately $124 million and $33 million, respectively, was primarily due to savings achieved from our Fit for Growth and R&D portfolio prioritization initiatives. First quarter 2023 GAAP and Non-GAAP SG&A expense includes approximately $31 million related to the termination of the co-promotion agreement with Eisai for Biogen’s multiple sclerosis products in Japan.
Other Financial Highlights

•First quarter 2024 GAAP and Non-GAAP collaboration profit sharing was a net expense of $66 million, which includes $61 million related to Biogen’s collaboration with Samsung Bioepis, and $5 million to Sage Therapeutics related to the commercialization of ZURZUVAE in the U.S.

•First quarter 2024 GAAP other expense was $94 million, primarily driven by net interest expense and net unrealized losses on strategic equity investments of $31 million. First quarter 2024 Non-GAAP other expense was $63 million, primarily driven by net interest expense.

•First quarter 2024 GAAP and Non-GAAP effective tax rates were 15.4% and 15.9%, respectively. First quarter 2023 GAAP and Non-GAAP effective tax rates were 11.6% and 13.5%, respectively, and benefited from the resolution of an uncertain tax matter and higher non-cash tax benefits from changes in the value of our equity investments.
Financial Position

•First quarter 2024 net cash flow from operations was $553 million. Capital expenditures were $46 million, and free cash flow, defined as net cash flow from operations less capital expenditures, was $507 million.

•As of March 31, 2024, Biogen had cash, cash equivalents, and marketable securities totaling approximately $1.1 billion and approximately $6.5 billion in total debt, resulting in net debt of approximately $5.5 billion. As of March 31, 2024 $750 million of the 2023 Term Loan which was put in place at the time of the Reata acquisition had been repaid, with the remaining $250 million expected to be repaid during the second quarter of 2024.

•Subsequent to the end of the first quarter of 2024, Biogen received its scheduled installment payment of approximately $437 million from Samsung BioLogics related to Biogen's sale of its JV equity stake in Samsung Bioepis.

•No shares of the Company’s common stock were repurchased in the first quarter of 2024. As of March 31, 2024, there was $2.1 billion remaining under the share repurchase program authorized in October 2020.

•For the first quarter of 2024 the Company’s weighted average diluted shares were 146 million.

Full Year 2024 Financial Guidance

For the full year 2024, Biogen continues to expect a Non-GAAP diluted EPS guidance range as follows:

Reaffirmed Full Year 2024 Guidance
Non-GAAP diluted EPS	$15.00 to $16.00 Reflecting growth of ~5% at the mid-point*

*Versus reported full year 2023

While total revenue is expected to decline by a low- to mid-single digit percentage, Biogen continues to expect core pharmaceutical revenue, defined as product revenue plus Biogen's 50% share of net LEQEMBI product revenue and cost of sales, including royalties, to be relatively flat for 2024 compared to 2023 as further declines in multiple sclerosis product revenue are expected to be offset by increases in revenue from new product launches.

Biogen continues to expect an improvement in the cost of sales as a percentage of total revenue for 2024 compared to 2023 driven by product mix and significantly lower idle capacity charges.

For 2024 compared to 2023, Biogen continues to expect operating income to grow at a low-double digit percentage. This is expected to be driven by improved cost of sales as a percentage of revenue, as well as lower operating expenses as a result of the Company's Fit for Growth program.

This guidance also assumes that foreign exchange rates as of April 19, 2024, will remain in effect for the remainder of the year, net of hedging activities. Other modeling considerations will be provided on the conference call and webcast.

This financial guidance does not include any impact from potential acquisitions or large business development transactions or pending and future litigation, as all are hard to predict, or any impact of potential tax or healthcare reform. Biogen may incur charges, realize gains or losses, or experience other events or circumstances in 2024 that could cause any of these assumptions to change and/or actual results to vary from this financial guidance.

Biogen does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the Company is unable to predict with reasonable certainty the financial impact of items such as the transaction, integration, and certain other costs related to acquisitions or large business development transactions; unusual gains and losses; potential future asset impairments; gains and losses from our equity security investments; and the ultimate outcome of pending or future significant litigation without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Conference Call and Webcast

The Company’s earnings conference call for the first quarter will be broadcast via the internet at 8:30 a.m. ET on April 24, 2024 and will be accessible through the Investors section of Biogen’s website, www.biogen.com. Supplemental information in the form of a slide presentation is also accessible at the same location on the internet and will be subsequently available on the website for at least 90 days.
About Biogen

Founded in 1978, Biogen is a leading biotechnology company that pioneers innovative science to deliver new medicines to transform patient’s lives and to create value for shareholders and our communities.
We apply deep understanding of human biology and leverage different modalities to advance first-in-class treatments or therapies that deliver superior outcomes. Our approach is to take bold risks, balanced with return on investment to deliver long-term growth.

We routinely post information that may be important to investors on our website at
www.biogen.com. Follow us on social media - Facebook, LinkedIn, X, YouTube.

Biogen Safe Harbor

This press release contains forward-looking statements, relating to: our strategy and plans; potential of, and expectations for, our commercial business and pipeline programs; capital allocation and investment strategy; clinical development programs, clinical trials, and data readouts and presentations; regulatory discussions, submissions, filings, and approvals; the potential benefits, safety, and efficacy of our and our collaboration partners’ products and investigational therapies; the anticipated benefits and potential of investments, optimization of the cost structure including our "Fit for Growth" program, actions to improve risk profile and productivity of R&D pipeline, collaborations, and business development activities; our future financial and operating results; 2024 financial guidance. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,”

“forecast,” “goal,” “intend,” “may,” “plan,” “potential,” “possible,” “prospect,” “will,” “would,” and other words and terms of similar meaning. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later stage or larger scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our dependence on sales from our products; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; failure to compete effectively; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; difficulties in obtaining and maintaining adequate coverage, pricing, and reimbursement for our products; our dependence on collaborators and other third parties for the development, regulatory approval, and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential future healthcare reforms; risks related to commercialization of biosimilars; failure to obtain, protect, and enforce our data, intellectual property, and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products, or product liability claims; risks relating to technology failures or breaches; problems with our manufacturing processes; risks relating to management, personnel and other organizational changes, including attracting and retaining personnel; failure to comply with legal and regulatory requirements; the risks of doing business internationally, including currency exchange rate fluctuations; risks relating to investment in our manufacturing capacity; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media and artificial intelligence based software for our business; results of operations, and financial condition; fluctuations in our operating results; risks related to investment in properties; risks relating to access to capital and credit markets; risks related to indebtedness; the market, interest, and credit risks associated with our investment portfolio; risks relating to share repurchase programs; change in control provisions in certain of our collaboration agreements; fluctuations in our effective tax rate; environmental risks; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission.

These statements speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

###

MEDIA CONTACT:	INVESTOR CONTACT:
Biogen	Biogen
Jack Cox	Chuck Triano
Tel: +1 781-464-3260	Tel: +1 781-464-2442
public.affairs@biogen.com	IR@biogen.com

TABLE 1

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
	2024	2023
Revenue:
Product, net	$1,711.9	$1,763.3
Revenue from anti-CD20 therapeutic programs	394.0	399.5
Contract manufacturing, royalty and other revenue	184.6	300.2
Total revenue	2,290.5	2,463.0
Cost and expense:
Cost of sales, excluding amortization and impairment of acquired intangible assets	542.2	662.8
Research and development	452.9	570.6
Selling, general and administrative	581.5	605.0
Amortization and impairment of acquired intangible assets	78.3	50.2
Collaboration profit sharing/(loss reimbursement)	65.6	57.1
Restructuring charges	11.5	9.6
Other (income) expense, net	93.7	69.4
Total cost and expense	1,825.7	2,024.7
Income before income tax expense and equity in loss of investee, net of tax	464.8	438.3
Income tax (benefit) expense	71.4	50.7
Net income	393.4	387.6
Net income (loss) attributable to noncontrolling interests, net of tax	—	(0.3)
Net income attributable to Biogen Inc.	$393.4	$387.9

Net income per share:
Basic earnings per share attributable to Biogen Inc.	$2.71	$2.69
Diluted earnings per share attributable to Biogen Inc.	$2.70	$2.67

Weighted-average shares used in calculating:
Basic earnings share attributable to Biogen Inc.	145.2	144.4
Diluted earnings per share attributable to Biogen Inc.	145.9	145.2

TABLE 2

BIOGEN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	As of March 31, 2024	As of December 31, 2023
ASSETS
Cash and cash equivalents	$1,074.4	$1,049.9
Accounts receivable, net	1,604.5	1,664.1
Due from anti-CD20 therapeutic programs, net	395.2	435.9
Inventory	2,516.8	2,527.4
Other current assets	1,165.3	1,182.0
Total current assets	6,756.2	6,859.3
Property, plant and equipment, net	3,275.3	3,309.7
Operating lease assets	428.1	420.0
Intangible assets, net	8,284.7	8,363.0
Goodwill	6,227.4	6,219.2
Deferred tax asset	898.3	928.6
Investments and other assets	697.6	745.0
TOTAL ASSETS	$26,567.6	$26,844.8

LIABILITIES AND EQUITY
Current portion of term loan	$250.0	$150.0
Taxes payable	231.2	257.4
Accounts payable	387.0	403.3
Accrued expenses and other	2,354.6	2,623.6
Total current liabilities	3,222.8	3,434.3
Notes payable and term loan	6,290.1	6,788.2
Deferred tax liability	658.1	641.8
Long-term operating lease liabilities	406.5	400.0
Other long-term liabilities	777.1	781.1
Equity	15,213.0	14,799.4
TOTAL LIABILITIES AND EQUITY	$26,567.6	$26,844.8

TABLE 3

BIOGEN INC. AND SUBSIDIARIES
PRODUCT REVENUE & TOTAL REVENUE
(unaudited, in millions)
Product Revenue

	For the Three Months Ended March 31,
	2024			2023
	United States	Rest of World	Total	United States	Rest of World	Total
Multiple Sclerosis (MS):
TECFIDERA	$43.7	$210.6	$254.3	$74.7	$199.8	$274.5
VUMERITY	105.9	21.6	127.5	93.5	14.7	108.2
Total Fumarate	149.6	232.2	381.8	168.2	214.5	382.7
AVONEX	111.2	67.3	178.5	102.6	69.8	172.4
PLEGRIDY	28.6	36.5	65.1	29.9	43.3	73.2
Total Interferon	139.8	103.8	243.6	132.5	113.1	245.6
TYSABRI	213.8	217.5	431.3	245.4	227.4	472.8
FAMPYRA	—	19.2	19.2	—	24.1	24.1
Subtotal: MS	503.2	572.7	1,075.9	546.1	579.1	1,125.2

Rare Disease:
SPINRAZA	148.5	192.8	341.3	146.7	296.6	443.3
QALSODY(1)	4.4	0.2	4.6	—	—	—
SKYCLARYS(2)	73.0	5.0	78.0	—	—	—
Subtotal: Rare Disease	225.9	198.0	423.9	146.7	296.6	443.3

Biosimilars:
BENEPALI	—	118.7	118.7	—	109.0	109.0
IMRALDI	—	54.8	54.8	—	54.4	54.4
FLIXABI	—	17.8	17.8	—	20.4	20.4
BYOOVIZ(3)	3.7	1.9	5.6	8.2	0.4	8.6
Subtotal: Biosimilars	3.7	193.2	196.9	8.2	184.2	192.4

Other(4)	13.3	1.9	15.2	0.4	2.0	2.4
Total product revenue	$746.1	$965.8	$1,711.9	$701.4	$1,061.9	$1,763.3

(1) QALSODY became commercially available in the U.S. during the second quarter of 2023.
(2) SKYCLARYS was obtained as part of our acquisition of Reata in September 2023. SKYCLARYS became commercially available in the U.S. during the second quarter of 2023 and we began recognizing revenue from SKYCLARYS in the U.S. during the fourth quarter of 2023, subsequent to our acquisition. SKYCLARYS was approved and became commercially available in the E.U. during the first quarter of 2024.
(3) BYOOVIZ became commercially available in certain international markets in 2023.
(4) Other includes FUMADERM, ADUHELM and ZURZUVAE, which became commercially available in the U.S. during the fourth quarter of 2023.

Total Revenue

	For the Three Months Ended March 31,
	2024	2023
Product revenue	$1,711.9	$1,763.3
OCREVUS royalties	302.7	283.6
RITUXAN/GAZYVA®/LUNSUMIO™ revenue	87.1	112.5
Other revenues from anti-CD20 programs	4.2	3.4
Contract manufacturing, royalty and other revenue	184.6	300.2
Total revenue	$2,290.5	$2,463.0

TABLE 4
BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
OPERATING EXPENSE, OTHER (INCOME) EXPENSE, NET, AND INCOME TAX
(unaudited, in millions, except effective tax rate)
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

	For the Three Months Ended March 31,
	2024	2023
Cost of Sales:
Total cost of sales, GAAP	$542.2	$662.8
Less: amortization of Reata inventory step-up	42.2	—
Total cost of sales, Non-GAAP	$500.0	$662.8

Research and Development Expense:
Total research and development expense, GAAP	$452.9	$570.6
Less: restructuring charges and other cost saving initiatives	7.6	—
Less: other	(1.4)	0.1
Total research and development expense, Non-GAAP	$446.7	$570.5

Selling, General and Administrative Expense:
Total selling, general and administrative, GAAP	$581.5	$605.0
Less: acquisition-related transaction and integration costs	4.2	—
Less: restructuring charges and other cost saving initiatives	3.6	—
Less: other	4.3	2.4
Total selling, general and administrative, Non-GAAP	$569.4	$602.6

Amortization and Impairment of Acquired Intangible Assets:
Total amortization and impairment of acquired intangible assets, GAAP	$78.3	$50.2
Less: amortization of acquired intangible assets	68.8	42.6
Total amortization and impairment of acquired intangible assets, Non-GAAP	$9.5	$7.6

Other (Income) Expense, net:
Total other (income) expense, net, GAAP	$93.7	$69.4
Less: (gain) loss on equity security investments	30.7	77.1
Less: other	—	—
Total other (income) expense, net, Non-GAAP	$63.0	$(7.7)

Income Tax (Benefit) Expense:
Total income tax expense, GAAP	$71.4	$50.7
Less: income tax effect related to Non-GAAP reconciling items	(29.9)	(26.3)
Total income tax expense, Non-GAAP	$101.3	$77.0

Effective Tax Rate:
Total effective tax rate, GAAP	15.4%	11.6%
Less: impact of GAAP to Non-GAAP adjustments	(0.5)	(1.9)
Total effective tax rate, Non-GAAP	15.9%	13.5%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
NET INCOME ATTRIBUTABLE TO BIOGEN INC. & DILUTED EPS
(unaudited, in millions, except per share amounts)

	For the Three Months Ended March 31,
	2024	2023
Net Income (loss) Attributable to Biogen Inc.:
Total net income (loss) attributable to Biogen Inc., GAAP	$393.4	$387.9
Plus: amortization of Reata inventory step-up	42.2	—
Plus: acquisition-related transaction and integration costs	4.2	—
Plus: amortization of acquired intangible assets	68.8	42.6
Plus: restructuring charges and other cost saving initiatives	22.7	9.6
Plus: (gain) loss on equity security investments	30.7	77.1
Plus: income tax effect related to Non-GAAP reconciling items	(29.9)	(26.3)
Plus: other	2.9	2.5
Total net income (loss) attributable to Biogen Inc., Non-GAAP	$535.0	$493.4

Diluted Earnings Per Share:
Total diluted earnings (loss) per share, GAAP	$2.70	$2.67
(Less) Plus: adjustments to GAAP net income attributable to Biogen Inc. (as detailed above)	0.97	0.73
Total diluted earnings per share, Non-GAAP	$3.67	$3.40

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION: REVENUE GROWTH AT CONSTANT CURRENCY
(unaudited)
Percentage changes in revenue growth at constant currency are presented excluding the impact of changes in foreign currency exchange rates and hedging gains or losses. Foreign currency revenue values are converted into U.S. Dollars using the exchange rates from the end of the previous calendar year.

Q1 2024 vs. Q1 2023
Total Revenue:
Revenue change, as reported	(7.0)%
Less: impact of foreign currency translation and hedging gains / losses	—
Revenue change at constant currency	(7.0)%

Total Product Revenue:
Revenue change, as reported	(2.9)%
Less: impact of foreign currency translation and hedging gains / losses	(0.3)
Revenue change at constant currency	(2.6)%

Total MS Product Revenue:
Revenue change, as reported	(4.4)%
Less: impact of foreign currency translation and hedging gains / losses	(0.2)
Revenue change at constant currency	(4.2)%

Total Rare Disease Revenue
Revenue change, as reported	(4.4)%
Less: impact of foreign currency translation and hedging gains / losses	(0.8)
Revenue change at constant currency	(3.6)%

Total SPINRAZA Rest of World Revenue
Revenue change, as reported	(35.0)%
Less: impact of foreign currency translation and hedging gains / losses	—
Revenue change at constant currency	(35.0)%

Total Biosimilars Product Revenue:
Revenue change, as reported	2.3%
Less: impact of foreign currency translation and hedging gains / losses	(0.1)
Revenue change at constant currency	2.4%

Total Other Product Revenue (FUMADERM, ADUHELM and ZURZUVAE):
Revenue change, as reported	538.4%
Less: impact of foreign currency translation and hedging gains / losses	(3.2)
Revenue change at constant currency	541.6%

Total Contract Manufacturing, Royalty and Other Revenue:
Revenue change, as reported	(38.5)%
Less: impact of foreign currency translation and hedging gains / losses	1.0
Revenue change at constant currency	(39.5)%

TABLE 4 (continued)

BIOGEN INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
FREE CASH FLOW
(unaudited, in millions)
We define free cash flow as net cash provided by (used in) operating activities in the period less capital expenditures made in the period. The following table reconciles net cash provided by (used in) operating activities, a GAAP measure, to free cash flow, a Non-GAAP measure.

	For the Three Months Ended March 31,
	2024	2023
Cash Flow:
Net cash provided by (used in) operating activities	$553.2	$455.3
Net cash provided by (used in) investing activities	(66.0)	(953.0)
Net cash provided by (used in) financing activities	(439.6)	(43.4)
Net increase (decrease) in cash and cash equivalents	$47.6	$(541.1)

Net cash provided by (used in) operating activities	$553.2	$455.3
Less: Purchases of property, plant and equipment	45.9	66.6
Free cash flow	$507.3	$388.7

Use of Non-GAAP Financial Measures
We supplement our GAAP consolidated financial statements and GAAP financial measures with other financial measures, such as adjusted net income, adjusted diluted earnings per share, revenue growth at constant currency, which excludes the impact of changes in foreign exchange rates and hedging gains or losses, and free cash flow, which is defined as net cash flow from operations less capital expenditures. We believe that these and other Non-GAAP financial measures provide additional insight into the ongoing economics of our business and reflect how we manage our business internally, set operational goals and form the basis of our management incentive programs. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
Our “Non-GAAP net income attributable to Biogen Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from “GAAP net income attributable to Biogen Inc.” and “GAAP earnings per share - Diluted”:
1. Acquisitions and divestitures
We exclude transaction, integration and certain other costs related to the acquisition and divestiture of businesses and items associated with the initial consolidation or deconsolidation of variable interest entities. These adjustments include, but are not limited to, the amortization and impairment of intangible assets, charges or credits from the fair value remeasurement of our contingent consideration obligations and losses on assets and liabilities held for sale.
2. Restructuring, business transformation and other cost saving initiatives
We exclude costs associated with our execution of certain strategies and initiatives to streamline operations, achieve targeted cost reductions, rationalize manufacturing facilities or refocus research and development activities. These costs may include employee separation costs, retention bonuses, facility closing and exit costs, asset impairment charges or additional depreciation when the expected useful life of certain assets have been shortened due to changes in anticipated usage and other costs or credits that management believes do not have a direct correlation to our ongoing or future business operations.
3. (Gain) loss on equity security investments
We exclude unrealized and realized gains and losses related to our equity security investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
4. Other items
We evaluate other items of income and expense on an individual basis and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Inc. and earnings per share - diluted.